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                                                                      EXHIBIT 16

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Ladies and Gentlemen:

KPMG LLP ("KPMG") was previously the principal accountants for Orbital Imaging Corporation (the "Company"), and under date of January 22, 1999 we reported on the financial statements of the Company as of and for the years ended December 31, 1998 and 1997. On April 22, 1999 we resigned as the Company's principal accountants. We have read the Company's statements included in Item 4 of the Form 8-K/A to which this letter is attached as an exhibit, and we agree with the statements contained therein.


KPMG LLP